Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166452 and 333-215350) of our report dated March 29, 2018, relating to the consolidated financial statements of Command Center, Inc. that appear in this Annual Report on Form 10-K for the year ended December 29, 2017.

EKS&H LLLP

March 29, 2018

Denver, Colorado